Exhibit 10.11
AMENDED SUBLEASE
This Amended Sublease (“Amended Sublease”) is made this 25th day of October, 2006 by and between Cygni Capital LLC (formerly Mezzanine Associates LLC), a California limited liability corporation with an address at 170 Newport Center Dr., Suite 220, Newport Beach, CA 92660, (“Sublessor”), and Caneum, Inc., a Nevada corporation registered to do business in California, with an address at 170 Newport Center Dr., Suite 220, Newport Beach, CA 92660 (the “Sublessee”).
RECITALS
A.
Sublandlord, as Tenant, is leasing from The Irvine Company, (“Landlord”) those certain premises located at 170 Newport Center Drive, Newport Beach, California, specifically Suite 210 consisting of approximately 1,841 rentable square feet (“Premises”) pursuant to that certain lease dated May 24th 2004, as amended (“Master Lease”), by and between THE IRVINE COMPANY (“Landlord”), and Sublessor (“Tenant”). Subtenant acknowledges having received and reviewed a copy of the Master Lease. Subtenant acknowledges having received and reviewed a copy of the Master Lease.

B.
Sublandlord previously leased to Subtenant space in Suite 220, and Subtenant now desires to move from the space at Suite 220 and lease the Premises consisting of approximately 1841 rentable square feet (the “Sublease Premises”) identified as Suite 210 as shown on Exhibit A attached hereto, on the terms and conditions set forth in this Sublease.

NOW, THEREFORE, the parties hereto agree as follows:
1.	PREMISES
Sublandlord leases to Subtenant and Subtenant hires from Sublandlord the Sublease Premises, together with the appurtenances thereto in an “as is” condition.
2.	INCORPORATION OF MASTER LEASE
This Sublease is subject to all of the terms and conditions of the Master Lease and Subtenant hereby accepts, assumes and agrees to perform all the obligations of Sublandlord as Tenant under the Master Lease and all of the terms and conditions of this Sublease (with each reference therein to Landlord and Tenant to be deemed to refer to Sublandlord and Subtenant, respectively). Subtenant shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term or condition of the Master Lease. In the event of the termination for any reason of Sublandlord’s interest as Tenant under the Master Lease, then this Sublease shall terminate therewith without any liability of Sublandlord to Subtenant; except that if this Sublease terminates as a result of a default of one of the parties hereto, whether under this Sublease, the Master Lease, or both, the defaulting party shall be liable to the non-defaulting party for all direct damages suffered by the non-defaulting party resulting from such termination. In no event shall either party be liable to the other for any indirect, special, incidental, consequential or punitive damages, including lost profits, which in any way arise out of or relate to this Sublease.

3.	TERM
The term of this Sublease shall be from November 1, 2006, for the remaining term as set forth in the Master Lease, as amended (currently September 8, 2007).
4.	USE
Subtenant shall use the Sublease Premises for general office and for no other purpose.
5.	RENTAL
(a)
Subtenant shall pay to Sublandlord as rent for the Sublease Premises, in advance, on the first day of each calendar month of the term of this Sublease, without deduction, offset, prior written notice or demand; in lawful money of the United States, the sum outlined in paragraph 12 herein. If the commencement and/or termination date is not the first day of the month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates.

(b)
Sublandlord acknowledgea the payment of a security deposit from Subtenant to Landlord in the amount of $4,592.00. At the end of the term, Sublandord shall refund only that protion of the deposit refunded to Sublandlord by Landlord pursuant to and under the terms of the the Master Lease.

6.	SURRENDER AT END OF TERM
Subtenant agrees to surrender the Sublease Premises on expiration or earlier termination of the term hereof, in good condition and repair, reasonable wear and tear excepted.
7.	PARKING
All parking shall be subject to the terms and conditions of the master lease. Subtenant shall contract and pay for parking stalls on an as needed basis subject to the terms and conditions of the Master Lease.
8.	TENANT IMPROVEMENTS AND SIGNAGE
Sublessor shall provide keys to the premises and repaint the suite to match existing. Subtenant shall pay for building standard door and directory signage subject to the terms and conditions of the lease.
9.	LANDLORD’S WRITTEN CONSENT
This Sublease is conditioned upon and effective only upon obtaining the written consent of Landlord.

10.	NOTICES
All notices and demands of any kind required to be given by Sublandlord or Subtenant hereunder shall be in writing and shall be effective upon receipt.
11.	INSURANCE
Insurance requirements pertaining to Sublandlord as Tenant under Exhibit D of the Master Lease shall also apply to Subtenant.
12.	BASE RENT
Subtenant shall pay to Sublandlord, or directly to Landlord, rent and other such costs as are owed to Landlord under the Master Lease for the premises.
13.	SIGNAGE
Subtenant will have signage outside office, at their own expense.
14.	OPERATING EXPENSES
There shall be no operating expense pass throughs during the sublease term.

SubLandlord:
Cygni Capital LLC
A California Limited Liability Company

By:	/s/ Eric Chess Bronk Eric Chess Bronk, President
SubTenant:
Caneum, Inc.
A Nevada Corporation

By:	/s/ Sukhbir Singh Mudan Sukhbir Singh Mudan, President

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